Exhibit 99.1

CSB BANCORP, INC. REPORTS THIRD QUARTER EARNINGS

Third Quarter Highlights

	Quarter Ended September 30, 2020	Quarter Ended September 30, 2019
Diluted earnings per share	$1.02	$0.98
Net Income	$2,800,000	$2,695,000
Return on average common equity	12.19%	12.89%
Return on average assets	1.14%	1.38%

Millersburg, Ohio – October 21, 2020 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced third quarter 2020 net income of $2,800,000, or $1.02 per basic and diluted share, as compared to $2,695,000, or $.98 per basic and diluted share, for the same period in 2019.  Income before federal income tax amounted to $3,476,000, an increase of 4% over the same quarter in the prior year. For the nine-month period ended September 30, 2020 net income totaled $7,889,000 compared to $7,821,000 for the same period last year, an increase of less than 1%.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 12.19% and 1.14%, respectively, compared with 12.89% and 1.38% for the third quarter of 2019.

Eddie Steiner, President and CEO stated, “Year to date earnings are a little ahead of last year, with key support from home mortgage loan volume and the fiscal stimulus programs that provided many households and businesses with cash flow needed to meet loan obligations and operating expenses.  Yield on loan and investment portfolios continues to fall with extremely low prevailing interest rates and borrowers being cautious about new debt in light of the uncertain COVID environment.  While we do not see signs of a rapid overall recovery, economic activity will expand as unemployment levels continue to improve.”

Net interest income and noninterest income, on a fully taxable equivalent basis, totaled $8.9 million during the quarter, an increase of $271 thousand from the prior-year third quarter.   Net interest income decreased $147 thousand, or 2%, in the third quarter of 2020 compared to the same period in 2019.

Loan interest income including fees decreased $49 thousand during third quarter 2020 as compared to the same quarter in 2019, a decrease of less than 1%. Average total loan balances during the current quarter were $80 million higher than the year ago quarter, an increase of 14%.  Loan yields for third quarter 2020 averaged 4.51%, a decrease of 67 basis points from the 2019 third quarter average of 5.18%.

The net interest margin was 3.04% compared to 3.95% for third quarter 2019. The tax equivalency effect on the margin remained stable at 0.02% in the comparable third quarters.

Due to COVID-19 related risk factors, an increased provision for loan losses of $377 thousand was recognized for the third quarter ended September 30, 2020 as compared to $285 thousand for the prior year quarter.  Credit quality within the loan portfolio has not been significantly affected by COVID factors to date.  However, a significant degree of COVID related uncertainty remains, and the eventual damage to household and business balance sheets cannot be effectively fully measured at this time.

Noninterest income increased 29%, compared to third quarter of 2019, fueled by historic growth in gain on sale of real estate loans into the secondary market, increases in debit card fee income, and bank owned life insurance values. These increases were partially offset by decreases in service charges on deposit accounts as both consumer and business accounts maintained increased deposit balances from government stimulus payments and loans provided by the bank within the PPP.

Noninterest expense increased 1% from third quarter 2019.   FDIC insurance expense increased $91 thousand as the prior year quarter reflected the use of Small Bank Assessment Credits.  Professional and directors’ fees decreased $84 thousand, or 27%, reflecting lower audit expense due to the elimination of the internal control over financial reporting audit, and the decrease of one director.  Salary and employee benefit costs decreased $34 thousand, or 1%, compared to the prior year quarter, as a result of fewer employees, decreased expense in the self-funded dental insurance plan, and deferred salary expense rising from the origination of mortgage loans held in the bank’s portfolio.  Marketing and public relations decreased by $53 thousand, or 35%, reflecting the continuing pandemic-related shut down of activities in third quarter 2020. The Company’s third quarter efficiency ratio decreased to 56.3% compared to 57.5%.

Federal income tax expense totaled $676 thousand in third quarter 2020, as compared to $649 thousand tax expense for the same quarter in 2019. The effective tax rate approximated 19% in both periods.

Average total assets during the quarter amounted to $980 million, an increase of $206 million, or 27%, above the same quarter of the prior year.  Liquidity increased as the Company’s average interest-bearing balances with banks increased $113 million during the quarter to $173 million as compared to the third quarter in 2019. Average loan balances of $635 million increased $80 million, or 14%, from the prior year third quarter while average securities balances of $118 million increased $8 million, or 7%, as compared to third quarter 2019.

Average commercial loan balances for the quarter, including commercial real estate, increased $80 million, or 22%, from prior year levels. This amount includes $92 million in new PPP loan average balances originated in second quarter.  Excluding average PPP loan balances, commercial loans decreased year over year as borrowers reduced outstanding commercial line balances during the pandemic-related contraction in economic activity.  Average residential mortgage balances increased $6 million, or 5%, over the prior year’s quarter while home equity lines of credit decreased $4 million over the prior year’s quarter as they were refinanced into low rate term mortgages.  Average consumer credit balances decreased $2 million, or 9%, versus the same quarter of the prior year.

Nonperforming assets decreased $416 thousand from September 30, 2019 to $4.1 million, or 0.65%, of total loans plus other real estate on September 30, 2020.  On September 30, 2020, approximately $1.1 million of the non-performing loan total is guaranteed by either USDA or the SBA.  Delinquent loan balances as of September 30, 2020 decreased to 0.71% of total loans as compared to 0.96% on September 30, 2019.

Net loan recoveries recognized during third quarter 2020 were $143 thousand, or 0.09% annualized, compared to third quarter 2019 net loan charge-offs of $46 thousand. The allowance for loan losses amounted to 1.33% of total loans on September 30, 2020 as compared to 1.20% on September 30, 2019.

Average deposit balances grew on a quarter over prior year quarter comparison by $189 million, or 29%.  For the third quarter 2020, the average cost of deposits amounted to 0.30%, as compared to 0.60% for the third quarter 2019.  During the third quarter 2020, increases in average deposit balances over the prior year quarter included noninterest-bearing demand accounts of $66 million and interest-bearing transaction accounts of $123 million. The average balance of securities sold under repurchase agreement during the third quarter of 2020 increased by $5 million, or 13%, compared to the average for the same period in the prior year.

Shareholders’ equity totaled $91.9 million on September 30, 2020 with 2.7 million common shares outstanding.  The equity to assets ratio amounted to 9.3% on September 30, 2020 and 10.6% on September 30, 2019.  The Company declared a third quarter dividend of $0.28, producing an annualized yield of 3.7% based on the September 30, 2020 closing price of $30.00.

Cares Act and related events

On March 27, 2020 the Cares Act, a $2.3 trillion emergency federal relief bill, was signed into law.  The relief effort included SBA’s PPP for qualifying businesses, and subsequent actions by Congress enlarged and extended the PPP as well as additional emergency relief programs.  We have facilitated and funded more than 750 of these government assistance loans.  We expect the majority of the PPP loan dollars will ultimately qualify for borrower forgiveness under the guidelines of the SBA program.  We have also extended loan modifications to qualifying commercial and consumer loan customers to deal with the uncertainty of the economy.  Customers could request relief from their total payment or place their obligation on interest only for a period of 3-4 months, with maturities extended on these modified loans.  As of September 30, 2020, loans which have not reentered regular payment include $12 million of term commercial loans and $579 thousand of consumer loans.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $988 million as of September 30, 2020. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products.  Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.  The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2020	2020	2020	2019	2019	2020	2019
EARNINGS	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	9 months	9 months
Net interest income FTE (a)	$7,077	$7,048	$6,953	$7,168	$7,228	$21,078	$21,388
Provision for loan losses	377	717	178	285	285	1,272	855
Other income	1,862	1,641	1,343	1,451	1,440	4,846	3,977
Other expenses	5,050	4,709	5,007	5,079	4,999	14,766	14,690
FTE adjustment (a)	36	36	37	39	40	109	118
Net income	2,800	2,606	2,483	2,593	2,695	7,889	7,821
Diluted earnings per share	1.02	0.95	0.91	0.95	0.98	2.88	2.85

PERFORMANCE RATIOS
Return on average assets (ROA)	1.14%	1.15%	1.23%	1.27%	1.38%	1.17%	1.39%
Return on average common equity (ROE)	12.19	11.72	11.47	12.13	12.89	11.80	13.00
Net interest margin FTE (a)	3.04	3.29	3.67	3.73	3.95	3.31	4.06
Efficiency ratio	56.32	54.05	60.08	58.74	57.52	56.76	57.75
Number of full-time equivalent employees	169	169	172	171	175

MARKET DATA
Book value/common share	$33.49	$32.81	$31.95	$31.17	$30.49
Period-end common share mkt value	30.00	32.00	35.00	40.97	38.67
Market as a % of book	89.58%	97.53%	109.55%	131.44%	126.83%
Price-to-earnings ratio	7.83	8.44	9.26	10.78	10.28
Cash dividends/common share	$0.28	$0.28	$0.28	$0.28	$0.28	$0.84	$0.80
Common stock dividend payout ratio	27.45%	29.47%	30.77%	29.47%	28.57%	29.17%	28.07%
Average basic common shares	2,742,350	2,742,350	2,742,350	2,742,350	2,742,350	2,742,350	2,742,278
Average diluted common shares	2,742,350	2,742,350	2,742,350	2,742,350	2,742,350	2,742,350	2,742,278
Period end common shares outstanding	2,742,350	2,742,350	2,742,350	2,742,350	2,742,350
Common shares repurchased	0	0	0	0	0
Common stock market capitalization	$82,271	$87,755	$95,982	$112,354	$106,047

ASSET QUALITY
Gross charge-offs	$28	$17	$86	$59	$75	$131	$199
Net charge-offs (recoveries)	(143)	3	74	44	46	(66)	(14)
Allowance for loan losses	8,355	7,835	7,120	7,017	6,776
Nonperforming assets (NPAs)	4,102	4,481	4,468	4,659	4,518
Net charge-off (recovery) /average loans ratio	(0.09)%	0.00%	0.05%	0.03%	0.03%	(0.01)%	0.00%
Allowance for loan losses/period-end loans	1.33	1.23	1.28	1.27	1.20
NPAs/loans and other real estate	0.65	0.70	0.80	0.84	0.80
Allowance for loan losses/nonperforming loans	203.71	178.78	162.97	154.55	153.35

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	8.86%	8.90%	10.28%	9.91%	10.07%
Average equity to assets	9.33	9.79	10.72	10.43	10.72
Average equity to loans	14.39	14.38	15.55	15.29	14.95
Average loans to deposits	76.22	80.95	82.61	81.62	86.18

AVERAGE BALANCES
Assets	$979,806	$912,875	$812,409	$812,481	$773,481	$901,994	$749,958
Earning assets	926,377	860,838	761,619	763,244	725,615	849,893	704,260
Loans	635,124	621,710	560,142	554,556	554,956	605,767	551,157
Deposits	833,288	767,988	678,090	679,473	643,981	760,056	621,939
Shareholders' equity	91,409	89,404	87,090	84,777	82,948	89,308	80,459

ENDING BALANCES
Assets	$987,978	$965,179	$810,041	$818,683	$786,792
Earning assets	936,323	913,813	757,769	767,345	734,859
Loans	628,084	636,799	555,320	551,633	566,213
Deposits	840,656	815,961	671,162	683,546	658,119
Shareholders' equity	91,853	89,967	87,629	85,476	83,614

NOTES:

(a) - Net Interest income on a fully tax-equivalent ("FTE") basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate.  Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	September 30,	September 30,
(Dollars in thousands, except per share data)	2020	2019
ASSETS
Cash and cash equivalents
Cash and due from banks	$18,269	$20,696
Interest-earning deposits in other banks	179,875	58,873
Total cash and cash equivalents	198,144	79,569
Securities
Available-for-sale, at fair-value	112,279	89,572
Held-to-maturity	9,901	15,097
Equity securities	82	91
Restricted stock, at cost	4,614	4,614
Total securities	126,876	109,374

Loans held for sale	1,488	399
Loans	628,084	566,213
Less allowance for loan losses	8,355	6,776
Net loans	619,729	559,437

Premises and equipment, net	12,685	11,595
Goodwill and core deposit intangible	4,787	4,847
Bank owned life insurance	19,284	16,880
Accrued interest receivable and other assets	4,985	4,691
TOTAL ASSETS	$987,978	$786,792

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest-bearing	$252,891	$192,620
Interest-bearing	587,765	465,499
Total deposits	840,656	658,119

Short-term borrowings	41,645	35,070
Other borrowings	9,765	6,453
Accrued interest payable and other liabilities	4,059	3,536
Total liabilities	896,125	703,178
Shareholders' equity
Common stock, $6.25 par value. Authorized
9,000,000 shares; issued 2,980,602 shares
in 2020 and 2019	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	67,325	59,915
Treasury stock at cost - 238,252 shares in 2020
and 2019	(4,780)	(4,780)
Accumulated other comprehensive income	864	35
Total shareholders' equity	91,853	83,614
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$987,978	$786,792

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Quarter ended		Nine months ended
(Unaudited)	September 30,		September 30,
(Dollars in thousands, except per share data)	2020	2019	2020	2019
Interest and dividend income:
Loans, including fees	$7,190	$7,239	$21,145	$21,496
Taxable securities	372	534	1,462	1,705
Nontaxable securities	110	133	343	401
Other	42	356	312	749
Total interest and dividend income	7,714	8,262	23,262	24,351
Interest expense:
Deposits	636	966	2,139	2,711
Other	37	108	154	370
Total interest expense	673	1,074	2,293	3,081
Net interest income	7,041	7,188	20,969	21,270
Provision for loan losses	377	285	1,272	855
Net interest income after provision
for loan losses	6,664	6,903	19,697	20,415
Noninterest income
Service charges on deposits accounts	252	333	753	938
Trust services	236	234	662	670
Debit card interchange fees	433	377	1,209	1,093
Gain on sale of loans	567	132	1,189	287
Market value change in equity securities	(1)	5	(10)	8
Other	375	359	1,043	981
Total noninterest income	1,862	1,440	4,846	3,977

Noninterest expenses
Salaries and employee benefits	2,959	2,993	8,603	8,750
Occupancy expense	246	209	711	618
Equipment expense	172	128	505	408
Professional and director fees	232	316	843	963
Software expense	269	225	755	674
Marketing and public relations	96	149	289	405
Debit card expense	165	142	451	401
Other expenses	911	837	2,609	2,471
Total noninterest expenses	5,050	4,999	14,766	14,690
Income before income tax	3,476	3,344	9,777	9,702
Federal income tax provision	676	649	1,888	1,881
Net income	$2,800	$2,695	$7,889	$7,821
Net income per share:
Basic	$1.02	$0.98	$2.88	$2.85

Diluted	$1.02	$0.98	$2.88	$2.85